SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 18, 2014

Elephant Talk Communications Corp.

(Exact name of registrant as specified in Charter)

Delaware	000-30061	95-4557538
(State of other Jurisdiction of	(Commission file no.)	(IRS employer identification no.)
incorporation)

3600 NW 138TH St. STE 102 Oklahoma City, OK 73134

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (405) 301-6774

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On March 18, 2014, Elephant Talk Communications Corp. (the “Company”) issued a press release. A copy of the press release is furnished under Item 7.01 as Exhibit 99.1.

The information in this Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

On March 17, 2014, a warrant holder affiliated with the Company exercised certain of its warrants to purchase an aggregate of 5,332,383 shares of the Company’s common stock at an exercise price of $0.70 per share, for gross proceeds to the Company of approximately $3.7 million. The warrants were originally issued in 2009 with an exercise price of $1.00 per share. A Special Committee of the Company’s board of directors authorized the reduction of the exercise price in order to induce the holder to immediately exercise the warrant for cash providing additional liquidity to the Company, which reduction was subsequently ratified by the Company’s board of directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1          Press Release issued by Elephant Talk Communications Corp. dated March 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2014	ELEPHANT TALK COMMUNICATIONS CORP.

	By:	/s/ Alex Vermeulen
Alex Vermeulen
General Counsel